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                                                                    EXHIBIT 99.2

                         [WILLIAMS COMMUNICATIONS LOGO]

NEWS RELEASE
NYSE: WCG

Date:      Jan. 29, 2001


Contact:   Deborah Trevino                   Patricia Kraft
           Williams Communications (media)   Williams Communications (investors)
           (918) 573-4764                    (918) 573-0649
           deborah.trevino@williams.com      patricia.kraft@williams.com


          Williams Communications Delays Fourth Quarter Earnings Report
               After Announcement to Focus on Broadband Business,
                         Sell Enterprise Solutions Unit

         TULSA, OKLA. --Williams Communications Group, Inc. (NYSE:WCG) will delay reporting fourth quarter earnings until Feb. 5, after announcing today its decision to focus on broadband network opportunities by selling its interest in Houston-based enterprise services business unit Williams Communications Solutions (Solutions) to Platinum Equity.

         "Our strategy is to strengthen our focus on capturing the rapidly growing broadband market with our newly-completed 33,000-mile next-generation optical network, which holds the greatest potential for the future of Williams Communications," said Howard E. Janzen, president and chief executive officer.

         Williams Communications' fourth quarter results from continuing operations are expected to meet or exceed Wall Street estimates, Janzen noted. The company expects to report a loss from the discontinued Solutions operations of from $1.07 to $1.17 per share. These amounts include losses incurred by Solutions during 2000, estimated losses during the transaction period and estimated losses when the business is ultimately sold.

         On Feb. 5 at 10 a.m. EST, Janzen will host a conference call for financial analysts to discuss fourth quarter results. The call will be webcast live at http://www.williamscommunications.com. A telephone replay will be available approximately one hour after the conclusion of the call, or about noon EST, through Tuesday, Feb. 13. The replay call-in number will be (800) 625-5288 or (303) 804-1855 for international calls. The passcode is 885863.

         Solutions is a leading provider of fully integrated enterprise communications products and services to businesses throughout North America. Williams Communications plans to sell Solutions' entire North American operations. Under the terms of the agreement, Platinum Equity will acquire Solutions' operations in the United States and Mexico. Plans for operations in Canada will be announced at a later date.

                                      MORE



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PAGE 2 OF 2/ WILLIAMS COMMUNICATIONS DELAYS FOURTH QUARTER EARNINGS

ABOUT WILLIAMS COMMUNICATIONS GROUP, INC. (NYSE:WCG)

Williams Communications, through its subsidiaries, operates North America's only exclusively carrier-focused fiber-optic network. Based in Tulsa, Okla., Williams Communications is located primarily in North America, with offices in Europe and Asia and investments in South America and Australia. Approximately 85 percent of WCG stock is held by Williams (NYSE:WMB) which, in 1985, became the first energy company to harness its core competency as a builder of networks to enable competition in the communications industry. Additional information is available at www.williamscommunications.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.